Exhibit 99.4

Representation Letter

November 24, 2008

Middle Kingdom Alliance Corp.

333 Sandy Springs Circle, Suite 223

Atlanta, GA 30328

C/o

Gentlemen:

The undersigned, being a duly appointed representative of Pypo Digital Company Limited, a Cayman Islands exempted company, (“Pypo”), hereby certifies that Pypo shall not, either prior to or following the consummation of the proposed merger by and between Middle Kingdom Alliance Corp., a Delaware corporation (the “Company”), Pypo and certain other parties signatory thereto (the “Merger”), as fully disclosed in the Company’s public filings with the U.S. Securities and Exchange Commission (the “SEC”), repay, institute any action or otherwise seek reimbursement of the funds used for the purchases of the Company’s securities. Notwithstanding the foregoing, nothing set forth herein shall be deemed to restrict the ability of Pypo or any of its affiliates, successors or assigns from issuing any dividends or making any distributions in compliance with applicable law.

Pypo understands and hereby acknowledges that the Company and its legal counsel will rely upon the completeness and accuracy of the representations contained herein.

By:	/s/ Kuo Zhang
Signature

Kuo Zhang Director
Printed Name and Title